EXHIBIT A


FUNDS                                                            EFFECTIVE DATE
-----                                                            --------------
First Trust Dow Jones STOXX(R) European Select
   Dividend Index Fund                                           08/23/2007

First Trust FTSE EPRA/NAREIT Developed Markets
   Real Estate Index Fund                                        08/23/2007

First Trust Dow Jones Global Select Dividend Index Fund          11/20/2007

First Trust Europe Select AlphaDEX(TM) Fund

First Trust Japan Select AlphaDEX(TM) Fund

First Trust Global IPO Index Fund

First Trust ISE Global Wind Energy Index Fund                    06/13/2008

First Trust ISE Global Engineering and Construction
   Index Fund                                                    10/09/2008

First Trust NASDAQ(R) Clean Edge(R) Smart Grid
   Infrastructure Index Fund                                     11/09/2009